Consent of Independent Auditors


We consent to the reference to our firm under the caption "Financial Statements and Experts" in the Prospectus/Proxy Statement of Touchstone Large Cap Growth Fund, a series of the Touchstone Variable Series Trust, relating to the reorganization of Harris Bretall Sullivan & Smith Equity Growth Portfolio, a series of The Legends Fund, Inc., and the reorganization of Touchstone Growth/Value Fund, a series of Touchstone Variable Series Trust, and to the incorporation by reference of our report dated February 13, 2002, with respect to each of the portfolios of Touchstone Variable Series Trust in this Registration Statement (Form N-14AE) dated January 31, 2003.

                                                          /s/ Ernst & Young LLP

Cincinnati, Ohio
January 28, 2003